Exhibit 15.2

CONSENT LETTER

To	Xunlei Limited

7/F Block 11, Shenzhen Software Park

Ke Ji Zhong 2nd Road, Nanshan District

Shenzhen, 518057

People’s Republic of China

April 20, 2017

Dear Sir/Madam:

We consent to the reference to our firm under the headings “Item 3. Key Information—D. Risk Factors” and “Item 4. Information on the Company—C. Organizational Structure” in Xunlei Limited’s Annual Report on Form 20-F for the year ended December 31, 2016, which will be filed with the Securities and Exchange Commission (hereinafter the “SEC”) in April 2017, and further consent to the incorporation by reference of the summaries of our opinions under these headings into Xunlei Limited’s registration statement on Form S-8 (File No. 333—200633) that was filed on November 28, 2014. We also consent to the filing with the SEC of this consent as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2016.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm

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